Exhibit 99.1

CORPORATE PARTICIPANTS

Alexander W. Pease Snyder’s-Lance, Inc. – CFO and EVP

Brian J. Driscoll Snyder’s-Lance, Inc. – Interim CEO and Director

Kevin Powers Snyder’s-Lance, Inc. – Senior Director of IR

CONFERENCE CALL PARTICIPANTS

Akshay S. Jagdale Jefferies LLC, Research Division – Equity Analyst

Amit Sharma BMO Capital Markets Equity Research – Analyst

Brett Michael Hundley The Vertical Trading Group, LLC, Research Division – Research Analyst

Eric Mitchell Gottlieb D.A. Davidson & Co., Research Division – Research Analyst

Michael W. Gallo CL King & Associates, Inc., Research Division – MD and Director of Research

Steven A. Strycula UBS Investment Bank, Research Division – Director and Equity Research Analyst

William Bates Chappell SunTrust Robinson Humphrey, Inc., Research Division – MD

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Snyder’s-Lance Preliminary First Quarter 2017 Results Conference Call. (Operator Instructions) I would now like to turn the call over to Kevin Powers, Senior Director, Investor Relations. Please go ahead.

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

Good morning, everyone, and this is actually Alex Pease, not Kevin. Thank you for joining us on such short notice to discuss our preliminary first quarter 2017 results and our updated full year outlook. As I mentioned, I’m Alex Pease, Executive Vice President and Chief Financial Officer. With me today is Brian Driscoll, our recently named Interim President and Chief Executive Officer; as well as Kevin Powers, our Senior Director of Investor Relations.

As you saw in the press release, Brian was appointed to this role by our Board of Directors replacing Carl Lee, who has elected to retire. Following my remarks, I will turn the call over to Brian to share his observations on the company’s recent performance and our plans moving forward. Brian, having been a member of our board and the former CEO of Diamond Foods, has the experience and knowledge of our operations to hit the ground running, and we’re excited to begin this next chapter together.

Before we begin, I’d like to point out that the company does not plan to release preliminary financial information on an ongoing basis. As a reminder, during today’s presentation, management may make forward-looking statements about our company’s performance. Actual results could differ materially from those described in the forward-looking statements. The company undertakes no obligation to update forward-looking statements. A reconciliation of GAAP results to non-GAAP financial measures is available in our preliminary earnings release, which is posted on our website.

Now let’s turn to the financials. While we’re still in the process of closing the quarter, we wanted to update our shareholders on our expected results and provide updated guidance for the full year in light of recent trends and what we are seeing in the preliminary numbers. In the first quarter, we faced a number of difficult challenges that have adversely impacted our revenue and earnings performance. As a consequence, we do not anticipate we can make up the first quarter earnings shortfall during the balance of the fiscal year, and we are adjusting our fiscal 2017 guidance accordingly. We believe this revised annual guidance appropriately captures the effect of headwinds we are facing as well as additional cost reduction and price realization efforts we have recently put into place.

Over the past several months, we’ve seen our overall category trends soften. The trends heading into January had been fairly stable in our snacking categories as defined by IRI, growing about 2.5% versus the prior year. However, as we began the year, sales declined over 2% in January and grew less than 1% in February. While this is not an excuse for our poor performance, it is an important piece of background context to consider.

In the legacy business, we continued to invest in our brands and behind the significant innovation we launched during the first quarter. Unfortunately, we did not see the planned level of productivity from these investments, resulting in lower net price realization and significant margin compression. We also experienced volume declines across several of our higher-margin product lines leading to unfavorable overhead leverage in both manufacturing and logistics. While our share gains were a silver lining, the cost of those gains is clearly unsustainable, and we will take steps to address this.

Moving on to the performance of our acquired Diamond brands. We continue to believe in the long-term potential of these brands and their strategic fit in our portfolio. But the performance to date of Pop Secret and Emerald is below our expectations, as we’ve discussed before. However, we’re in the very early stages of our Pop Secret renovation efforts, with plans intended to reverse recent trends and regain lost share. We’ve also continued to be impacted by stranded costs from the sale of Diamond of California.

On the Emerald side, we are experiencing an erosion in profitability due to our co-manufacturing agreement and the work being done to support the relocation of the Emerald production facility. We are actively implementing plans to mitigate the effect of these headwinds in the back half of the year, including the planned relocation of Emerald to Charlotte.

Lastly, we experienced weakness in our partner brand sales and significant weakness in our other revenue category driven by declines in contract manufacturing volumes.

The loss in contract manufacturing volume had a deleveraging effect in our manufacturing operations. We anticipate these headwinds to persist but lessen in the back half of the year. As a result of the aforementioned factors, we expect first quarter revenue to be in the range of $530 million to $532 million, or a growth of 18% to 19% over last year for continuing operations. On a pro forma basis, as if we had owned Diamond Foods for the full year, this growth would have been more like 2%. Legacy branded growth was around 8% to 9%. These strong figures were offset by partner brand revenue declines of 4% and our other category revenue decline of 14%.

For the quarter, we expect adjusted EPS to be in the range of $0.13 to $0.14, and we expect adjusted EBITDA to be in the range of $52 million to $54 million. This year is off to a much more difficult start than we anticipated and we are not satisfied with our results. We do have plans in place to minimize the impact to earnings of the more challenging category environment while continuing to grow our core brands, and we’ll be prepared to discuss this in more detail when we release our final results on May 8.

Based on our trends year-to-date, expectations for the remainder of the year and actions we have in flight, we are updating our 2017 guidance. For 2017, we expect to generate revenue in the range of $2.2 billion to $2.25 billion or 4% to 7% growth over 2016 and adjusted EPS of $1.05 to $1.20, which represents a change of between negative 5% to positive 8% versus last year. We now forecast adjusted EBITDA to be in the range of $290 million to $315 million. As I mentioned at the beginning of the call, this is a disappointment for us and not in line with our expectations for the company.

We expect to be able to show some improvement in the second quarter with the strength building throughout the year as we take the action steps necessary to deliver a higher level of performance. I will now turn the call over to Brian to share his early observation.

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

Thanks, Alex, and thank you to everyone for joining us this morning. Let me begin by saying that we are very disappointed in the preliminary Q1 results and updated full year forecast we’re sharing with you today. We’ve been carefully examining the issues underlying our weakened performance, believe we have them sufficiently framed and understood and have already begun to chart the course to tackle them over time.

Before I summarize our areas of focus, I’d like to build on Alex’s comments. In the first quarter, category softness, lower net price realization, unfavorable mix, cost headwinds and certain execution lapses converged, stalling our earnings momentum, pressuring our full year outlook and exposing substantial underlying cost drags that haven’t been sufficiently addressed in the past. These challenges, which more than offset the integration synergies related to the Diamond Foods acquisition in the quarter, are likely to persist at some level and point clearly to the need to launch an aggressive and comprehensive performance improvement plan designed to substantially reduce cost and complexity and provide our core brands with the level of equity investment required to generate consistent and profitable long-term growth.

I want to make clear that we have already begun to coalesce around a set of priorities and actions designed to unlock substantial profitability across the company while sharply expanding our gross margins over time. To that end, our progress will be dependent primarily on a disciplined and intense focus on 5 things: one, significantly improving net price realization through improved trade spend productivity and more strategic brand mix management; two, substantially reducing our manufacturing network complexity, resulting in a more cost-efficient footprint and a more efficient distribution model; three, launching a broad-based SKU rationalization effort intended to reduce complexity and increase focus on the core drivers of performance; four, accelerating the deployment of a rigorous zero-based budgeting initiative and building a culture of cost discipline that we have lacked; and five, accelerating profitable top line momentum of our core brands, supported by investment in base business fundamentals and margin-accretive innovation.

We’ll be prepared to share more details during our call on May 8, but we have a high degree of confidence that these initiatives can deliver significant savings. And as the changes announced today illustrate, we are moving with a sense of urgency. I’m taking on this role already having intimate knowledge of this business and the leadership team. I have tremendous confidence in the company and our team, and I’m impressed with the pace of our activities over just the past few days as change occurred and priorities were identified. We look forward to discussing our specific activities and progress and most importantly, delivering a step change in our performance.

I’ll now turn it over to Kevin to introduce the Q&A. Thank you.

Kevin Powers – Snyder’s-Lance, Inc. – Senior Director of IR

Thanks, Brian. (Operator Instructions) Now operator, we’d be happy to take any questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Brett Hundley with Vertical Group.

Brett Michael Hundley – The Vertical Trading Group, LLC, Research Division – Research Analyst

My first question, I guess I have a specific one and then a high-level for you, Brian. Just the specific question first, on improving net price realization, should we in part — and I know you’re going to expound on this on your May 8 call, but should we in part take that to mean, potentially halting or slowing down a shift towards more nontraditional grocery channels? I know that you guys have previously talked about a potential negative mix impact that happens when you move into some of these nontraditional channels, and I just want to be clear about your intentions there.

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So let me take that, Brett, and then I’m sure Brian will have some thoughts. So the short answer to your question is no, we aren’t actually contemplating a wholesale shift. As everyone on the call is aware, the business has grown to roughly 50% direct, 50% DSD; and given where we play in the grocery – from the grocery store, that channel mix will continue to be very important. It’ll also continue to be very important for us to be investing in emerging channels such as e-commerce because we all know the impact that, that is having on our retailers. When we talk about improving net price realization, really what we’re talking about is twofold. One is ensuring that the promotional investments that we’re making are really getting the level of productivity and volume that we intend so we’re making the absolute highest return investments for our promotional spending. The other piece that we’re talking about is to the extent our promotional spending is migrated from trade to advertising investment, doing that in a deliberate way to build the equity in the brand rather than offering short-term net price compression. So I think what we’re talking about is a much more strategic approach to revenue growth management that really encompasses both the advertising spending and the trade and then obviously, pricing with that as well. Brian, do you have any thoughts?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

Yes, the only build I’d make on it is we want to engage in activity with our customers that produce the best economic outcome for both them and us, and I think to some extent, we’ve allowed ourselves to engage in activities that have not been as profitable as we would like. There’s a number of ways to address price realization, as you know, from pure pricing actions to [ freight ] trade productivity to mix, et cetera. But I think the focus on our base business fundamentals is probably one of the most important changes in focus we need to make. Presently, we’re only spending roughly 2% of sales on advertising, which is insufficient and not competitively sustainable. And we think to the extent that we can improve our gross margin profile, thereby allowing us to reinvest back in advertising against core business fundamentals, by definition, will improve our mix and our margins accordingly. So that’s how we’re thinking about it.

Brett Michael Hundley – The Vertical Trading Group, LLC, Research Division – Research Analyst

Perfect. And then just my follow-up, Brian, I’m curious, from your view, how much you view this as a Diamond – or excuse me, a Snyder’s-Lance specific issue and then separately, more of a macro or industrywide issue? And I’m sure there could be parts of both there. But in your time running Diamond and now as you look at Snyder’s-Lance, do you think that this enterprise needs to get bigger? When I think about the retail competitive landscape and just how competitive things are and, frankly, how much more competitive they could be in months and years ahead, do you worry about your company getting stuck in a middle ground? You have some great brands that are growing well. You guys talked about the cost structure here in your prepared remarks and the things that need to change there. But can you talk about your view of whether or not Snyder’s-Lance needs to get bigger? Whether or not it would potentially need to get absorbed in order to compete in this new trade environment?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

I really don’t see it that way, Brett, and thanks for the question. I think we are well aligned with consumer needs with respect to our portfolio, as you indicated. And frankly, I don’t think we have a scale issue. In fact, I don’t think we’ve gotten the advantage for the scale we already have. As you look at some of the underlying cost drags that exist in our company, we have substantial opportunity for further reduction. I think over time, as we’ve made shifts in our portfolio and made some acquisitions, we haven’t fully optimized the potential that exists inherent in our portfolio of cost structure to improve our margins. So frankly, I think this issue is one that we can course correct on our own without further acquisition. Not to suggest that we won’t be keeping our eyes open over time for that potential, but I don’t think we have a scale issue.

Operator

Our next question is from Amit Sharma with BMO Capital Markets.

Amit Sharma – BMO Capital Markets Equity Research – Analyst

Brian, can you talk about, like when was this issue really – quarter finished and been finished for some time. When did you sort of discover this issue? And what’s the decision making behind Carl’s departure?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So Amit, let me take that one and Brian will add on any context that he wants to add on. I would say that we began to notice some softening in the market in — really in P 12, I would say sort of late P 11 to P 12, with that softening accelerating through P 1, so through January and February. We did see a fairly strong, a fairly strong rebound in March, which gives us some level of optimism for the remainder of the year. I should point out that it’s normal for our business to have a fairly substantial amount of seasonality, so it’s not uncommon for us to experience a soft January, February. But it was more significant and more violent than I think any of us would have anticipated. I think one of the things that we became acutely aware of was the fact that some of the underlying weakness in the overall cost structure of the business had been masked by the flowing through of acquisition-related synergies through the course of 2016. And so as those acquisition-related synergies have slowed just naturally, I think some of the underlying cost disadvantages really took effect. The other thing that we saw at the early part of the year was a — this decline in contract manufacturing, which I mentioned, which has a significant deleveraging effect on the manufacturing cost footprint, just given the underlying margin profile of that piece of the business.

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

And as you think about some of the inherent weakness in contract manufacturing, other — and other, it does speak to the need to increase and accelerate our momentum on the core brand. And while we have been satisfied with the progress on the core brands, it’s clear that we need to see accelerating momentum, and we think the best way to approach that is provide ourselves with a gross margin enhancement initiative and strengthening that profile so we can reinvest back in that core, which does a lot of things. It should help accelerate the momentum and improve profitability. And we’re optimistic that we are, like I mentioned earlier, coalescing around a set of priorities that will help us address that.

Amit Sharma – BMO Capital Markets Equity Research – Analyst

And Carl’s departure?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So Carl chose to retire. And beyond that, that’s a personal issue for Carl to discuss.

Amit Sharma – BMO Capital Markets Equity Research – Analyst

And Brian, you still have interim designation. What’s your view on that?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

I still have it. It hasn’t changed since the release this morning, Amit. I am perfectly fine with it. I think the board is doing exactly what the board needs to do. The board needs to do its duty here and do a search. I am absolutely committed to this and feel very strongly about the potential of this company. And if in fact the leadership change goes in another direction, I’ll still be on the board and hopefully continue to influence the outcome here in a very favorable way.

Amit Sharma – BMO Capital Markets Equity Research – Analyst

So you’re open to staying longer term if the board decided that way?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

Oh absolutely. I am — it’s certainly something that I would like to occur. But as I said, I believe the board is doing exactly what the board needs to do.

Operator

Our next question is from Steve Strycula with UBS.

Steven A. Strycula – UBS Investment Bank, Research Division – Director and Equity Research Analyst

So 2 questions, one for Brian, one for Alex. For Brian, so you’ve been a CEO before of a publicly traded company. What is unique to your skill set in terms of pursuing a different strategic direction for the company? What do you think you can bring to optimize the portfolio and kind of reaccelerate profitable revenue growth? And then I’ve got a question for Alex afterwards.

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

Okay. Well, first and foremost, I want to be clear, I don’t think we’re changing the overarching strategic direction of the company. I think what we’re looking to do is to create a condition such that we could more favorably address that strategic outcome. So I think we want to put ourselves in a better economic position from a gross margin perspective to, frankly, accelerate our ability to deliver against that strategy. And you do that by all the steps we described on a summary level earlier and we’ll discuss more specifically on our May 8 call. But again, it’s around driving the core business fundamentals through an improvement in our margin profile, which we’ll achieve in the ways that I articulated earlier. So I just want to be clear that we’re not looking at a fundamental change in strategic direction for the company, just the first thing. The second thing, I hope to exploit some of the learning that I’ve achieved over the years in 2 prior CEO roles, most recently at Diamond; and so I have faced difficult conditions in the past and certainly, these conditions that we’re facing now aren’t nearly as severe as the conditions I faced when I joined Diamond. But nevertheless, I believe I have a good track record dealing with difficult conditions. I know the portfolio exceedingly well, because I, of course, ran Diamond Foods to close to 4 years and I’ve been on the Snyder’s-Lance board for a year. So I’m very familiar with the categories, the businesses as well as the people. So I think both of those things prepare me well for the challenge and I hope to live up to it.

Steven A. Strycula – UBS Investment Bank, Research Division – Director and Equity Research Analyst

Great. And then for Alex, Brian mentioned a little bit earlier that the slowdown that we just recently saw exposed some cost synergies in the business model. You were already, upon your arrival, taking a close look at the opportunity set of how to get from, call it, 9% margins where you’re going to probably end up near this year to mid-teens for the industry. Given the need for advertisements to kind of reaccelerate some of the top line, do you still view that there’s a credible opportunity and path forward to kind of getting to that mid-teens range? Or do you think that maybe the trajectory is delayed a little bit by some of, call it, the blocking and tackling you need to oversee or call it over the next 12 to 18 months to get us back on track?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

Yes. It’s a good question, Steve, and I actually don’t see those options as mutually exclusive so I do think that the company clearly needs to be on a journey towards mid-teen margins. And I think, if nothing else, what we’re experiencing and what we’re communicating to you today sort of underscores that fact. I think the fact that we do need to invest more vigorously in our advertising, that cannot be at the expense of underlying gross margin and operating margin performance. So the way we’re thinking about it is we need to think aggressively about simplifying the overall number of SKUs that we participate in, really focusing on the core so we can drive profitability through mix and margin management as well as just the trade productivity that we discussed earlier. To the extent the absolute number of trade dollars goes down, we can clearly redeploy that dollar-for-dollar into advertising. There’s opportunity in the overall manufacturing footprint as we eliminate complexity from the overall, both the footprint itself as well as the product profile. There’s opportunities to really think aggressively about manufacturing footprint optimization. And then as Brian mentioned, and you all have heard me talk about there’s clearly a large opportunity in the indirect side of the business to go after substantial savings in indirect just by challenging every dollar that we spend. So I think you should hold us accountable for a march towards the mid-teen operating margin. We’re not going to commit to a time line, but clearly the actions that we’re going to take over the immediate and the longer term will drive us down that path.

Operator

Our next question is from Bill Chappell with SunTrust.

William Bates Chappell – SunTrust Robinson Humphrey, Inc., Research Division – MD

Just trying to understand, Alex, this is probably for you, go back 2 months, we were at the CAGNY presentation, very bullish, things looked great. Are you saying you didn’t have an idea or weren’t the systems in place to understand kind of the cost structure, the issues at that time, and this all kind of popped up in the last few weeks? And I’m just trying to understand with the bullish presentation in mid-February versus where we are today. And then with that in mind, maybe a little more clarity on Carl. I don’t really understand the comment of, we should ask him. He’d been there 12 years, kind of was the architect, knew the brands and now he’s left, so a little more color would be helpful there, too.

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So on your first comment, if you reflect back to CAGNY, the story on CAGNY was all about how do we deliver outsized growth. And I think that still continues to be an important part of the investment thesis. I think what was missing, and we didn’t have full clarity into at the time, was the importance of delivering that along a handful of our core most profitable products, rather than the broader range of products that we’re introducing. So I think that’s kind of point one. I think point two — and that’s — when we talk about trade productivity, that’s really what we’re pointing to, is not getting the level of profitability out of our trade investments that we would expect. So I think that’s point one. Point two, we did see softening category trends. So when we were talking to you in January, February at CAGNY, we were coming off the heels of about 2.5% momentum in the end of the year and that was what was framing sort of the macroeconomic context. We did see in January and February pretty significant softening, which I know you all had been reporting as well, and I think we did not adjust our promotional spending accordingly in the face of that softness, which further compounded the productivity of the trade spending. So I think that’s point two. Point three is this deleveraging of the manufacturing base is actually quite significant. And I think all of us on the management team were taken somewhat by surprise at the deleveraging effect that our decline in volume had on both the cost of goods sold line as well as the logistics line. So that is the third point. And then the final point that I’d make is I think we did not fully understand the effect that the realization of the synergies had at masking the underlying sort of core performance or core cost structure of the business. I think we had indications that there were issues we need to get after quickly, but I don’t think we fully realized the velocity of the pivot that we would experience as those acquisition-related synergies began to slow down. So that’s how I would frame the difference between what you heard from us in January time frame versus the outlook that we’re sharing with you now; and believe me, we’ve spent a lot of time thinking about this. On the Carl question, I’m certainly not trying to be elusive in any way. I’m sure there’s a lot of complicated factors that went into the decision that he ultimately made, and I really don’t think it’s appropriate to speculate on it here on this call.

William Bates Chappell – SunTrust Robinson Humphrey, Inc., Research Division – MD

Okay. Well then, just switching real quickly, the other thing I don’t understand is it sounds like there was a lot of short term, like cost deleverage issues that tripped up the quarter, and I understand some of the changes, but it also sounds like there’s a change in the whole plan. I mean, stepping up advertising, SKU rationalization. I mean, what happened, where all of a sudden, we’re just pivoting to a different kind of almost reorganization or new game plan altogether versus what we were just talking about 2, 3 months ago?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

Bill, it’s Brian. Let me comment on that. I think the fact is that the underlying cost drags exist, so that just is a fact; and that our cost structure is one that requires a hard look and the steps we’re talking about taking. I think with the clarity of hindsight, you can look at that and say that those things exist and that we really need to look at them. But heretofore, when we were focusing on integration and of course there were other portfolio changes over the past several years, that the level of emphasis in some of these underlying cost drags weren’t — were in place to the extent — weren’t in place to the extent that they need to be. I frankly don’t see that as a shift. I think that the SKU optimization opportunity is very real. It’s not just a function of the present condition, it is an issue that the company would have ultimately needed to confront to begin with. The manufacturing footprint complexity, absolutely a fact that the company needed to address. Net price realization, Bill, it is what it is. We’re just not getting the kind of margin optimization on our core brands that we need to. And again, that’s not a shift in strategy. In fact, everything we’re talking about here should support the strategy. It’s designed to strengthen our gross margin profile so we have the muscle to invest back in our brands. And frankly, heretofore, we’ve not disclosed the kind of spending we placed on advertising, and I felt it appropriate for us to do so, so that it would spotlight the fact that we are not spending nearly to the levels that we need to, to have a sustainable, profitable growth profile on our core brands. 2% on advertising as a percentage of sales is insufficient in our view. And so again, I don’t see that as a course correction to the strategy, I see that as fundamentally aligned with it and, frankly, strengthening our ability over time to deliver against it.

Operator

Our next question is from Akshay Jagdale with Jefferies.

Akshay S. Jagdale – Jefferies LLC, Research Division – Equity Analyst

Just take a step back a little bit. Can you go back and sort of — you missed sales relative to consensus by about $20 million and I think the incrementality of those sales are somewhat shocking. You talked about that. And you’ve reduced guidance by almost double that, so you’re taking into account some of these shortfalls that’ll continue. So that’s somewhat encouraging. But just — can you just break that down for us? There’s a lot of factors, right? Apart from the management change, I mean, there’s a lot of factors here that you’ve thrown in there. So can you help put into perspective which are the biggest ones so that we can try to come away with this — from this call thinking, well, how much of this is structural? How much of this is transitory, right? So you have some good brands. I’m trying to understand how much of this is company specific versus the environment. And how much of this is like structural versus transitory. So there are just too many things, I think, that I can think of right now that you’ve discussed, so maybe you can help us rank (inaudible) and what is the biggest sort of long-term issue I’m trying to take away from here.

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So let me try to help unpack it a little bit, Akshay, and Brian can pile on. If we talk about the sales — the sales miss, there’s something that isn’t fully obvious when you just look at the top line miss of $20 million. If you were to strip out the promotional — the impact of promotional spending specifically on the direct channel, you would see a much larger number in that overall sales mix. So that actually represents the underlying softness in the categories that I referred to. It also represents the mix shift that I referred to. So you’ve heard us talk at length about the direct channel being thinner margins than the DSD channel just by nature of the format of the product that goes in there as well as some of the promotional spending that you need to make in order to drive sales with indirect. So that helped you understand the miss, the sales miss and what’s underneath that. The other couple of things to understand on the top line, we mentioned this contract manufacturing, but it is important to point that out and make sure everybody understands: that’s 14% down in contract manufacturing, largely driven by the migration of a single large customer. That has a pretty substantial deleveraging effect. So that’s the second issue to understand. The third issue to understand, we mentioned partner brands were down about 4%. While partner brands are reasonably thinner margins than the brands that we own, obviously them being down 4% contributes to what you’re seeing on the overlying top line. And just by way of reminder, the partner brands are distributed exclusively through DSD, which also explains a significant piece of the DSD weakness. The last piece on the top line that I’ll point out, just because it’ll help you understand a little bit about what’s going on in the mix, in my remarks, I commented that Pop Secret has been soft. Pop Secret, as those of you who’ve followed it for a while, you’ll know, carries with it very attractive margins. So softness in Pop Secret on a year-over-year basis, really driven predominantly by weakness in that overall category, will have a negative mix impact for us. So that’s what’s going on, on the top line and how that top line softness is contributing to some of the profitability and mix issues. If I go into the manufacturing, I would say that the manufacturing sort of cost of goods is a mix. And this is — I’d include logistics in this space as well. I’d say there’s a mix of transitory and structural issues there. So on a transitory basis, you’ll remember we’re relocating the Emerald production facility from Stockton to Charlotte. In anticipation of that, we’ve been working substantially higher overtimes to build up inventory to help that move go smoothly. With some of the innovations, there’s been prebuild that’s been driving double handling of product. And then under the manufacturing service agreement, we’re not producing at the level of efficiency for Emerald product that we would anticipate. All of those are sort of transitory in nature. If I were going to size up all of the sort of onetime issues, I would probably get to a number of something like $0.06 over the course of the year. So that gives you a sense of how we’re thinking about that. Did that help with your question? Is there more that I missed?

Akshay S. Jagdale – Jefferies LLC, Research Division – Equity Analyst

Yes, yes. No, no. That’s helpful. So I mean, that the contract manufacturing, the partner brands, I mean that’s what I would consider noncore to your business long term. The — if you can help us with the direct channel issues, because I mean you’ve had — if you look at the legacy Lance business over a 3-, 4-year period, that was a pretty big weakness, and my understanding was by acquiring Diamond that, that part was beefed up with one of your largest customers. So there’s been some ongoing issues there and we know that, that customer is tightening up the screws a bit. So help me — I mean, like how much of that is brand-related versus just sort of tactical customer-related stuff, right? It doesn’t — from the.

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

Sorry. So it’s — and this may be a better conversation for us to have more extended time on. But if you think about what’s going on in the direct business, 2 of the brands struggled in the quarter, so Pop Secret and Emerald, both — neither performed in line with our expectations, and those are sold pretty heavily through direct. We also had, as I mentioned, a substantial amount of promotional spending, both on the Cape Cod brand and the Snack Factory brand. The good news is that, that promotional spending generated substantial uptick in volume, which you’ll notice if you look at the IRI scanner data. It did have a dilutive effect on the overall margins, although we feel like over time, those are the right strategic investments to make in that channel. We continue to see gains in distribution, particularly on sandwich crackers within the direct channel, which we think over the long term bodes well for the strength of the brand. So this is a bit of a — you’re in the second or third inning of a 9-inning game in terms of the level of traction we’ve gotten in the direct channel. But overall, I think we feel pretty optimistic about the gains that we’re making and the wins that we’re making in the channel. I do think we need to be sure that we’re being as purposeful as possible where we’re making investments to ensure we’re getting the appropriate returns. But I want to come back to a comment you made and just underscore it for everyone on the call. If you talk about the core brands in the portfolio, Snyder’s of Hanover performed exceptionally well, and you can confirm this when you look at the IRI scanner data. Snyder’s of Hanover performed exceptionally well. Lance sandwich crackers was moderate, was somewhat soft, but it was really based on a bad year-over-year comp. We feel pretty optimistic about that. Late July still continues to outperform the natural organic tortilla category by significant margins. Snack Factory, same dynamics. So really, you can go down kind of the core 8 and the only place where you see sort of a slog ahead, if you will, is Pop Secret and then there’s some work to be done on Emerald. But the team feels pretty good about the progress we’re making and some of the early wins we’re having, particularly in bringing Emerald into the convenience and up-and-down the street channel. But Brian, anything you’d add to that?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

No, I think you got it.

Akshay S. Jagdale – Jefferies LLC, Research Division – Equity Analyst

Can I — just one follow-up. This one is for Brian. So the sales are there for the core brands, right? But the question really is, are you over promoting? And is the sales level unsustainable so that promotion is down. And the poster child for how that played out is when Brian took over Diamond Foods and Emerald. So I just want to make sure we’re not in that situation on the core Lance legacy brand. So maybe, Brian, can you just compare and contrast what you’re seeing today? Because obviously, you have a major issue with promotion effectiveness, and so if you dial that down which I don’t know how long it will take to do that, are you going to see a 20% reduction or 10% reduction in the level of sales, where they are for these — some of these profitable core brands?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

That’s a great question, thanks for asking that because I do think it’s important that we clarify. We are not seeking an abrupt change to our go-to-market approach. We’re looking for — to stage this such that we could begin to wean off of the heavy level of promotion activity we’ve been engaging in, more in favor of a model that focuses on equity-building activity. And as you know, strong advertising and equity-building activity builds on itself over time. So we’ve got to be really smart about how we begin to rationalize, if you will, our trade promotion approach, certainly not abandon, but rationalize it to some extent as we move into a greater emphasis on equity-building activity. So we’re not looking to make any abrupt changes. We’ll make some as we begin to test and try new things and determine what’s the best possible approach to engage with customers for mutually economic, beneficial promotional activity. But like I said, I wouldn’t anticipate that we’re going to be making abrupt moves that will have a sudden and abrupt impact on our top line. It’s just got to get more profitable over time and more sustainable. And the way to do that is the way I believe we’ve described. The level of margin decline associated with the activity we’ve engaged in recently was more acute than we’d like. And so like I said, we’ll look at some moderation, but not abrupt until we feel comfortable with our equity-building activity and how that manifests.

I’m just wondering about the SKU rationalization. I know we — I don’t think (inaudible), I think I know the answer already, but are we across the board here or are we going to particularly concentrate on certain categories?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So I think this is one where the details are important. As we think about the core brands, we’re very excited by the strength of the core brands that we have. Where proliferation has taken place is more at the sub brand level. So if you think about alternative flavorings as an example, if you think about some of the innovations, certainly not the big innovations that we’ve talked to you all about, but the broader portfolio of innovations that have perhaps not been as accretive as we would like. As we think about different pack sizes and formats for alternative customer preferences and channel profiles, that’s really where the complexity begins to get introduced, and so that’s where we’re talking about SKU rationalization and simplification. It’s really not in changing the complexion of the overall core as much as changing — delivering that same complexion with a much greater level of focus and efficiency.

Eric Mitchell Gottlieb – D.A. Davidson & Co., Research Division – Research Analyst

Got it. And then my next question is the volume deleveraging. Is it fair to say that since it was a fairly quick time that this began to hit you, can we expect the same kind of recovery when — if and when volumes recover when these programs take place?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So it’s a good question, and certainly we would hope that we would see much more positive leverage when volumes recover. And as I mentioned, there’s significant seasonality in the business and so we’re optimistic that, that will be the case. The largest driver of the volume deleveraging that you saw was the decline in contract manufacturing, down about 14%. This, unfortunately, we expect to mitigate somewhat, but we don’t expect to recover fully. So that is still a headwind that we anticipate facing. On the other side of the equation, we — as Brian mentioned, as we talk about kind of optimizing the manufacturing footprint, there is opportunity to look at facilities that are producing at lower utilization rates and think about levers that we can pull to increase those utilization rates of the network overall. Those are more longer-term actions, but those are clearly on the table.

Eric Mitchell Gottlieb – D.A. Davidson & Co., Research Division – Research Analyst

On that note, the change in CapEx, what programs have been eliminated?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So what we’ve taken out, we’ve taken – we’re guiding now to $75 million to $85 million versus the previous guidance of $90 million to $100 million. So really what we’ve done there is move infrastructure-related projects, so we basically said anything that has a clear return continues to stay in the pipeline, for obvious reasons. Infrastructure projects, where they’re not quite as timing dependent, we’ve decided to postpone to the extent we can without introducing any reliability risk into the manufacturing facilities. And then there’s a couple of larger product – projects. We haven’t talked about them explicitly, and so I’m not going to here, but there are a couple of larger projects around facility modernization as well as one of the planned innovations for 2018 that we just moved. They were planning to be closer towards the end of the year and so we moved them into calendar year ‘18 until we can better understand what’s in front of us.

Operator

(Operator Instructions) Our next question is from Michael Gallo with CL King.

Michael W. Gallo – CL King & Associates, Inc., Research Division – MD and Director of Research

Question for Brian, I know you commented and you’ve sort of spoken at length about 2% rate of marketing being certainly below sustainable, I was wondering if you have given any thought to what you think a sustainable level is? And obviously, you’ve got some challenges this year, but what would be a reasonable time frame to expect you being able to get there? And then also on the SKU rationalization, I was wondering if you feel like you’ll be able to rationalize SKUs without having to give up some associated shelf space with it.

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

Thank you. Well, first and foremost, I’m not prepared today to declare what percentage we are ultimately looking to get to of sales regarding advertising. But it’s clear to us as a team as we examined the nature of the spending on our core brands that we are not investing enough to truly penetrate our target audiences in ways that would sufficiently enable these brands to truly prosper, especially off the shelf, especially the base businesses. So we’ll talk more about that on the 8th. But I’d also say that I think going forward, we’ll probably lean in a little bit. I think we’re going to have to get a little bit ahead in terms of beginning to improve that profile. But I think the full impact will begin to manifest as our gross margin improvements do. I mean the key is really to try to create that virtuous cycle that you hear so much about, improving the gross margin profile so that you can invest back in high-traction, margin-accretive activities and then the cycle continues. The really important thing is the choices we make in terms of how to reinvest those dollars. And as I mentioned, our plan is to invest that principally and primarily in our core businesses on our base business fundamentals. So that would be the first thing. In terms of SKU rationalization, I mean there’s an old expression, if you want to know the truth, go to a store. And the reality is, as you stand in front of most aisles, you’ll see such a proliferation of secondary SKUs that it just eats away at core businesses. And if you shop during peak periods, Thursday, Friday afternoons and Saturdays, some of the most popular brands and SKUs are — in many cases are out of stock because there’s too much emphasis on these extra SKUs. And so we want to take a hard look at that so that we can assure that our core businesses get the space and presence that they need. And I think that’ll have a favorable benefit on our sales. And you raised an important point, which is to what extent do you execute this? Are you comfortable that you can expand the space of your existing items? And I think we have a good story there. I think we can demonstrate that the expansion of space on core items, supported by an increased investment in our core equities is justified as we see the secondary and small SKUs come out of the system.

Operator

We have a follow-up question from Amit Sharma.

Amit Sharma – BMO Capital Markets Equity Research – Analyst

A quick one, if you look at your portfolio, you talked about core 8 brands. What percent of sales do not come from this core 8 brands, right? I mean, ex partner brand and the contract manufacturing, which you get, right? So if you look at the rest of the portfolio, what percent of sales are coming from the core 8? And then what percent of your trade spending is today being spent on that portfolio? So as you think about rationalizing trade spending and SKU add on the rest of the portfolio, just to give us a sense of what’s the size of the opportunity there.

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

So roughly, I would say the core 8 represent about 60% of the sales, with the rest going to allied brands, partner brands and contract manufacturing. So that’s roughly the breakdown. If we think about where we allocate our trade spending, it’s virtually 100% to the core 8.

Amit Sharma – BMO Capital Markets Equity Research – Analyst

So you’re not spending any trade on the noncore brands. So all we’re talking about is SKU rationalization, is that fair?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

Well, so it’s a little bit challenging. You’re talking about the core 8. Unless I missed your question, SKU rationalization continues to apply and actually applies quite dramatically within the core 8 because within the core 8, there’s a bunch of sub brands that are in there — or sub SKUs that are housed under that total brand family. So we’re not only talking about SKU rationalization within what we refer to as the allied brands, which are noncore brands, but we’re also talking about SKU rationalization within those core sub brands. The other point on trade is trade suffers from a similar issue, where because of the complexity of the SKU portfolio, our trade spending gets perhaps disaggregated less effectively across some of the broader range of SKUs. So as we think about where we intend to focus our trade investments, it would be more on the SKUs within the core 8 that are really driving profitability for the business.

Amit Sharma – BMO Capital Markets Equity Research – Analyst

Okay, that’s really helpful. And then do you have the data today, analytics internally to help you make that shift? Or is that something that you hope to develop over time and identify which SKUs to spend behind and which ones not to in terms of volume, velocity et cetera?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

Yes, so as you know, this is a mix of process, systems and capability, capability and culture. So I’ll start with systems because, frankly, that’s the easiest one to control. We did, in April, go live with an integrated technology platform to manage all of our trade spend for the enterprise, and so there will undoubtedly be some hiccups as we perfect the use of that system, but I think we are increasingly getting in place the systems that we need to manage this. I think if you think about process, historically, there’s been some fairly intense analytic work done to understand the effectiveness of trade spending in the rearview mirror. There’s been less what I would call kind of strategic revenue management or strategic pricing management around what we anticipate the forward-looking effectiveness to be and how do we optimize the spending based on our forward-looking outlook – output. And I think that’s one of the areas that Brian will be focusing on very heavily, is how do we do that. And then I think from a capability and culture standpoint, as you’re probably well aware, Amit, trade spending is one of these areas that you manage both strategically and tactically. So after you set the strategy, there are a thousand decisions that are made in the field with individual customer interactions and individual account managers. And building the capability and the culture with those individuals to make smart decisions is something that clearly needs to be part of our overall business improvement plan. Anything you’d add Brian?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

No.

Operator

We have another follow-up question from Steve Strycula.

Steven A. Strycula – UBS Investment Bank, Research Division – Director and Equity Research Analyst

One question for Alex, and then a follow-up for Brian. The first part would be, if I take the midpoint of where you guided today versus the midpoint of where you guided before, get roughly $0.22, $0.23. You identified, Alex, about $0.06 of onetime transitory expenses. I think those specifically related to Emerald. Maybe it is a little bit wider in scope, but can you give us a sense as to kind of what are some of the other larger buckets just so we can kind of think through what is kind of a rebase this year versus what is retained earnings power over a longer period of time?

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

Yes, so it’s a great question. If I take sort of the range, I would give you – there’s about probably $0.30 – call it, somewhere between $0.25 and $0.30 of just natural seasonality in the business, so add your $0.06 back of the onetimers, then there’s about $0.20 to $0.30 in our estimate which is natural seasonality. There’s about another, call it, between $0.04 to $0.09 of trade performance. So we had anticipated being heavier on trade at the beginning of the year because of our desire to get ahead of some of the growth aspirations that we set. And so we do anticipate trade being lighter; that’s, call it, between $0.04 and $0.09, $0.04 and $0.08. We have put in place a fairly substantial, I’d just — I’d refer to it more as an acceleration of ZBB. And when I talk to you all about the implementation of ZBB, I said that it was largely a 2018 event. Given that some of the headwinds we’ve faced, we’ve put some octane in that tank. I would give that somewhere between $0.10 and $0.15 of improvement. And then I’d give somewhere between, call it, $0.03 and $0.06 of synergies continuing to flow through, largely in both logistics and ongoing procurement-related synergies. We do have some headwinds against that, so we anticipate higher purchase price variance on potato cost. But again, as somebody earlier in the call mentioned, we do anticipate some pretty significant advantages of releveraging the manufacturing base as we take advantage of this seasonality impact. So hopefully, does that unpack it a little bit for you, Steve?

Steven A. Strycula – UBS Investment Bank, Research Division – Director and Equity Research Analyst

Yes, that’s really helpful. And then, Brian, a question on the trade spend. I wanted to get a sense of – with some of the larger retailers getting increasingly loud on pricing right now, how do you think about trade spend being the right place to maybe manage cost? I mean, just derisk it for us and essentially how do we think through that? Obviously, you’re probably going to do it intelligently, but how do we get comfort that you’ve thought about it appropriately for the back half of the year, given some of the volatility that we’ve seen already in the first 3 months of the year?

Brian J. Driscoll – Snyder’s-Lance, Inc. – Interim CEO and Director

Yes, I mean, look, I don’t think there’s any question that we have to be smart about how we approach it. We have to be very strategic about how we do it. Clearly, we’re in a very competitive environment right now where there’s a lot of intensity, if you will, around trade spend dynamics and promotional activity, et cetera. And of course, we need to be competitive in the marketplace. I would say that in our case, we’ve made some decisions on trade spend that were not necessarily a function of retailer demands. Some of the more aggressive spending was self-inflicted, if you will. So I think, frankly, we could do both. I think we could align well with our customers, understanding the competitive dynamics that exist in ways that I believe can be mutually beneficial. By the same token, I think in our efforts to drive top line, we’ve engaged in activity that we didn’t necessarily need to, in my view, and that we could alter going forward. But again, I want to be clear, we’re not intending to approach this in an abrupt way. We intend to be very thoughtful about it. But we are very confident that the potential to improve this profile exists, and we’re looking to get after it in the near term. Fair enough?

Operator

And I’m showing no further questions. I would now like to turn the call back over to Alex Pease for any further remarks.

Alexander W. Pease – Snyder’s-Lance, Inc. – CFO and EVP

Okay. Well, thanks, everybody, for taking time out of your morning to listen to our call. Obviously, just to underscore, we’re extremely disappointed with the results that we just shared and are going after it with all due urgency, as I’m sure you heard from both me and probably even underscored by Brian. Given the significance of the news that we’re sharing and obviously, all of you on the call are trying to understand what it means for your individual positions, I’ll be making myself available with Kevin for the rest of the day to take calls as we can and through the balance of the week, if needed. Brian, obviously, will be a little bit out of pocket. He has a number of employee meetings to attend to and needs to get around to the facilities, but I will make myself available as needed. So if you could just work with Kevin to set up times, I look forward to talking with you all individually. Operator, that concludes the call.

Operator

Thank you. Ladies and gentlemen, thank you for participating in today’s conference. You may all disconnect. Everyone have a great day.